EXHIBIT 99.1

PREMIERWEST BANCORP

ADDS TO BOARD OF DIRECTORS

MEDFORD, OR – March 15, 2012 – John Duke, Chairman of the Board of Directors of PremierWest Bancorp (NASDAQ: PRWT), the parent company of PremierWest Bank, announced today that Bruce Currier has joined the Board of PremierWest Bancorp.

Duke stated, “Bruce brings a wealth of experience, spending over three decades in the financial services industry. Prior to his retirement from Ernst & Young, LLP Bruce’s experience included serving as the coordinating partner for several financial institutions in banking and asset management; co-led a global advisory project for Sarbanes-Oxley 404 implementation for money center financial institutions; provided advisory services to boards and audit committees on corporate governance matters related to internal control and risk management; and was the lead on financial statement audits for clients. We are pleased and fortunate to have someone of his caliber join PremierWest’s Board.”

Mr. Currier holds a Bachelor’s Degree from California State University, Northridge where he graduated Cum Laude in 1970. He is also a member of Financial Executives International and the American Institute of CPA’s.

Mr. Currier was elected to the PremierWest Bancorp Board of Directors by the U.S. Department of the Treasury pursuant to Treasury’s rights as the holder of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B. While Treasury’s contractual rights do not address service on PremierWest Bancorp’s subsidiary PremierWest Bank’s Board, we have commenced the regulatory application process to have Mr. Currier approved to serve on the Bank’s Board.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

Contact Information:

Jim Ford

President

& Chief executive Officer

PremierWest Bancorp

(541) 618-6004

Jim.Ford@PremierWestBank.com